Exhibit 99.1

Summary Unaudited Pro Forma Financial Information of the Combined Company

The financial information in respect of the company presented below for the twelve-month period ended August 29, 2026 has been prepared by combining financial information for the year ended November 29, 2025 with financial information for the nine months ended August 29, 2026 and subtracting financial information for the nine months ended August 30, 2025. The financial information in respect of AMS presented below for the twelve-month period ended June 30, 2026 has been prepared by combining financial information for the year ended December 31, 2025 with financial information for the six months ended June 30, 2026 and subtracting financial information for the six months ended June 30, 2025. Historical results are not necessarily indicative of future operating results and financial position and the company’s results for the nine months ended August 29, 2026 and AMS’s results for the six months ended June 30, 2026 are not necessarily indicative of the results that can be expected for the year ending November 28, 2026 and December 31, 2026, respectively. This summary unaudited pro forma financial information has not been prepared in accordance with Article 11 of Regulation S-X. Although the foregoing information has been provided in this offering memorandum, we do not undertake, and expressly disclaim any obligation, to provide further financial information relating to AMS or estimated pro forma financial information.

AMS’ financial information for the twelve months ended June 30, 2026 has been translated from pounds sterling into U.S. dollars by translating each of its component periods at the average LSEG rate for that period: $1.3195 = £1.00 for the year ended December 31, 2025, $1.3457 = £1.00 for the six months ended June 30, 2026 and $1.3040 = £1.00 for the six months ended June 30, 2025. As a result, the U.S. dollar amounts in this column do not reflect the translation of the pounds sterling amounts under “Summary—Summary Historical Financial Information of AMS” at a single exchange rate. See “Exchange Rate and Currency Information.”

	FUL Twelve Months Ended August 29, 2026	AMS Twelve Months Ended June 30, 2026	IFRS to US GAAP & Accounting Policy Adjustments		Pro Forma Adjustments		Pro Forma FUL Twelve Months Ended August 29, 2026
	(Dollars in thousands)
Adjusted Statement of Operations Data:
Net revenue	$3,554,077	$313,016	-		-		$3,867,093
Selling, general and administrative expenses	(768,940)	(144,103)	(2,286	)(1)	(21,840	)(5)	(937,168)
Interest expense	(139,352)	(6,496)	858	(2)	(72,711	)(6)	(217,701)
Income before income taxes from equity method investments	261,481	12,880	(1,428	)(3)	(135,074	)(7)	137,859
Income tax expense	(69,593)	(7,790)	356	(4)	33,769	(8)	(43,259)
Net income attributable to FUL or AMS (as applicable)	$197,762	$4,956	$(1,072)		$(101,306)		$100,340
Other Financial Data:
Adjusted EBITDA	$656,510	$69,193	$(12,241)		-		$713,462
Pro forma net secured leverage ratio	-	-	-		-		2.5x
Pro forma net total leverage ratio	-	-	-		-		4.2x
Pro forma net debt-to-Adjusted EBITDA ratio	-	-	-		-		4.2x
Pro forma interest expense	-	-	-		-		217,701
Pro forma interest coverage ratio	-	-	-		-		3.3x
(1)

Represents adjustments to reflect the elimination of certain capitalized development costs and the reversal of any associated amortization expense recognized under IFRS and records the related research and development expense in accordance with U.S. GAAP, and the conversion of lease accounting from IFRS to U.S. GAAP.

(2)

Represents adjustments to reflect the conversion of lease accounting from IFRS to U.S. GAAP, including the reclassification of interest expense of leases that qualify as operating leases under ASC 842.

(3)	Represents the sum of the adjustments represented in footnotes 1 and 2 above.

(4)	Represents adjustments to reflect the income tax impact of utilizing the UK corporate statutory income tax rate of 25%.

(5)

Represents adjustments to eliminate the historical amortization for intangible assets acquired by AMS and adds the amortization based on the preliminary intangible assets acquired through the AMS acquisition and their estimated useful lives.

(6)

Represents adjustments to reflect anticipated additional interest in connection with indebtedness entered into in connection with the AMS Acquisition, along with the extinguishment of certain AMS interest expense as a result of the extinguishment of such AMS indebtedness in connection with the AMS Acquisition.

(7)	Represents the sum of the adjustments reflected in footnotes 5 and 6 above plus certain adjustments to reflect a preliminary fair value step-up adjustment to inventory and cost of goods sold.

(8)	Represents adjustments to reflect the income tax impact of utilizing the UK corporate statutory income tax rate of 25%.

Set forth below is a reconciliation of Pro Forma Adjusted EBITDA and Adjusted EBITDA to net income (loss) attributable to the company for each of the periods indicated. See “Non-GAAP Financial Measures” for additional information.

	FUL Twelve Months Ended August 29, 2026	AMS Twelve Months Ended June 30, 2026	IFRS to US GAAP Adjustment		Pro Forma Adjustments		Pro Forma FUL August 29, 2026
	(Dollars in thousands)
Net income attributable to FUL or AMS (as applicable)	$197,762	$4,956	$(1,072)		$(101,306)		$100,340

Add:
Acquisition project costs	(6,569)	-	-		40,524	(4)	33,955
Organizational realignment	31,665	-	-		-		31,665
Restructuring	-	5,413	-		-		5,413
Project One	10,231	-	-		-		10,231
Other	48,717	-	-		-		48,717
Discrete tax items	(5,364)	-	-		-		(5,364)
Integration related	-	7,273	-		-		7,273
Asset impairment	-	4,924	-		-		4,924
H.B. Fuller related transaction costs	-	2,806	-		-		2,806
Income tax effect on adjustments	(13,373)	-	-		(10,131	)(5)	(23,504)
Adjusted net income attributable to FUL or AMS (as applicable)	263,069	25,371	(1,072)		(70,913)		216,455

Add:
Interest expense	130,457	6,496	(858	)(1)	72,711	(6)	208,806
Interest income	(8,275)	151	-		-		(8,124)
Adjusted income taxes	88,330	7,790	(356	)(2)	(23,638	)(7)	72,127
Depreciation and amortization expense	182,929	29,385	(9,956	)(3)	21,840	(8)	224,198
Adjusted EBITDA	$656,510	$69,193	$(12,241)		-		$713,462

(1)

Represents adjustments to reflect the conversion of lease accounting from IFRS to U.S. GAAP, including the reclassification of interest expense of leases that qualify as operating leases under ASC 842.

(2)	Represents adjustments to reflect the income tax impact of utilizing the UK corporate statutory income tax rate of 25%.

(3)

Represents adjustments to reflect the elimination of certain capitalized development costs and the related reversal of any associated amortization expense recognized under IFRS and the reclassification of certain depreciation expense recognized under IFRS to operating expense.

(4)	Represents adjustments to reflect the preliminary fair value step-up adjustment to inventory for certain acquisition project costs.

(5)	Represents adjustments to reflect the income tax impact of applying the UK corporate statutory income tax rate of 25% to the adjustments reflected in footnote four above.

(6)

Represents adjustments to reflect anticipated additional interest in connection with indebtedness entered into in connection with the AMS Acquisition, along with the extinguishment of certain AMS interest expense as a result of the extinguishment of such AMS indebtedness in connection with the AMS Acquisition.

(7)	Represents adjustments to reflect the income tax impact utilizing the UK corporate statutory income tax rate of 25% less the income tax adjustments reflected in footnote five above.

(8)

Represents adjustments to eliminate the historical amortization for intangible assets acquired by AMS and to reflect the amortization based on the preliminary intangible assets acquired through the AMS acquisition and their estimated useful lives.